Exhibit (e)(1)

DISTRIBUTION AGREEMENT

THRIVENT SERIES FUND, INC.

THIS AGREEMENT is made as of December 1, 2018 by and between Thrivent Series Fund, Inc., a Minnesota corporation (the “Fund”), and Thrivent Distributors, LLC, a Delaware limited liability company (the “Distributor”).

WHEREAS, the Fund is registered with the Securities and Exchange Commission (the “SEC”) as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Fund is authorized to issue shares in separate series;

WHEREAS, the Fund offers Shares (defined below) in the portfolios listed on Schedule I to this Agreement, as amended from time to time (the “Portfolios”);

WHEREAS, the Fund desires to retain the Distributor as the principal underwriter with respect to the continuous offering of the units of beneficial interest of the Portfolios (“Shares”), and the Distributor is willing to render such services; and

WHEREAS, the Distributor is a broker-dealer registered under the Securities Exchange Act of 1934, as amended (the “1934 Act”), is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and is engaged in the business of selling shares of registered investment companies either directly or through other broker-dealers.

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.	Appointment of the Distributor

a)

The Fund hereby appoints the Distributor as its principal underwriter and agent to sell and to arrange for the sale of Shares in the manner contemplated by the Fund’s registration statement (“Registration Statement”) then in effect under the 1940 Act.[1] The Distributor hereby accepts such appointment. In discharging its duties, the Distributor may act directly and/or through the Fund’s transfer agent (or its designated agent) in the manner contemplated by the Fund’s Registration Statement.

b)

The Fund and the Portfolios retain the right to make direct sales of Shares without sales charges consistent with the terms of the Registration Statement and applicable law, and to engage in other legally authorized transactions in Shares

1             As used in this Agreement, the term “registration statement” shall include the prospectus and statement of additional information of any then-effective registration statement of the Fund that is filed with the SEC under the 1940 Act with respect to Shares, together with any then-current amendments and supplements thereto that have been filed with the SEC.

which do not involve the sale of Shares to the general public. Such other transactions may include, without limitation, transactions between the Fund or a Portfolio and its shareholders only, transactions involving the reorganization of the Portfolios, and transactions involving the merger or combination of a Portfolio with another corporation or trust.

c)

It is understood and agreed that the services of the Distributor hereunder are not exclusive, and the Distributor may act as principal underwriter for the shares of any other registered investment company within the Thrivent family of funds.

2.	Purchase and Redemption of Shares

a)	The Distributor shall promptly transmit any orders for purchase or redemption of Shares received by the Distributor to the Fund or its transfer agent, or their designated agents.

b)

The officers of the Fund may decline to accept any purchase order for, and may decline to make any sales of, Shares for any reason subject to the provisions of the 1940 Act. Under such circumstances, sales of Shares by the Distributor shall be suspended until such time as the officers of the Fund deem it advisable to accept purchase orders for, and to make sales of, Shares.

c)

The Distributor shall offer and sell Shares, and effectuate redemptions of Shares, at the applicable net asset value (NAV) per share next determined after an order is received in good order, plus any applicable sales charge, as contemplated by the Fund’s Registration Statement. Each Portfolio shall promptly furnish the Distributor with each computation of the NAV.

d)

Each Portfolio shall pay the total amount of the redemption price as determined subject to the above paragraph pursuant to the instructions of the Distributor on or before the seventh day subsequent to its having received the notice of redemption in proper form. The proceeds of any redemption of Shares shall be paid by each Portfolio to or for the account of the redeeming shareholder, in each case in accordance with applicable provisions of the Registration Statement.

3.	Duties and Services of the Distributor

a)

The Distributor shall be responsible for preparing, reviewing and providing advice on all sales literature (e.g., advertisements, brochures and shareholder communications) with respect to the Portfolios, and shall file with FINRA or the appropriate regulators all such materials as are required to be filed under applicable laws and regulations in compliance with such laws and regulations.

b)	The Distributor shall prepare reports for the Fund’s board of directors or the Fund’s investment adviser, in such form, quantity and frequency as the Fund may reasonably request from time to time, regarding its activities under this Agreement.

4.	Duties of the Fund

a)

The Fund shall be responsible for all fees and expenses relating to, and for using its best efforts to effect, the execution of documents, the provision of information, the amendment of the Fund’s Registration Statement and all other actions that may be necessary in connection with the registration of the Fund under the 1940 Act.

b)

The Fund shall use its best efforts to notify such states as the Distributor and the Fund may approve of its intention to sell any appropriate number of its Shares to the extent required by state law; provided that the Fund shall not be required to amend its Articles of Incorporation or By-Laws to comply with the laws of any state, to maintain an office in any state, to change the terms of the offering of its Shares in any state from the terms set forth in its Registration Statement, to qualify as a foreign corporation in any state or to consent to service of process in any state other than with respect to claims arising out of the offering of its Shares. Any such notification may be withheld, terminated or withdrawn by the Fund at any time in its discretion.

c)

The Fund shall, at its expense, keep the Distributor fully informed with regard to its affairs and in connection therewith shall furnish to the Distributor copies of all information, financial statements and other papers which the Distributor may reasonably request for use in connection with the distribution of Shares, including such reasonable number of copies of its prospectus and annual and interim reports as the Distributor may request and shall cooperate fully in the efforts of the Distributor to sell and arrange for the sale of the Shares and in the performance of the Distributor under this Agreement.

d)

The Fund agrees to advise the Distributor as promptly as is reasonably practicable of any stop order issued by the SEC that suspends the effectiveness of the Registration Statement or of the initiation of any proceeding for that purpose.

5.	Compliance with Law

a)

With respect to all matters related to this Agreement, the Distributor shall comply with all applicable laws, rules and regulations, including, without limitation, all rules and regulations made or adopted pursuant to the Securities Act of 1933, as amended (the “1933 Act”), the 1934 Act, the 1940 Act, the regulations of FINRA and all other applicable federal and state laws, rules and regulations. The Distributor shall provide the Fund with such certifications, reports and other information as the Fund may reasonably request from time to time to assist it in compliance with, and monitoring for compliance with, such laws, rules and regulations, including without limitation Rule 38a-1 under the 1940 Act. The

Distributor acknowledges that it is a principal underwriter within the meaning of Rule 38a-1. The Distributor shall adopt policies and procedures reasonably designed to comply with all policies and procedures as the Fund provides to it from time to time.

b)

The Distributor shall furnish to the Fund all such information and materials relating to its affairs as may be required by the Fund in connection with the qualification of Shares for sale under the so-called “blue sky” laws of states where Shares are sold.

c)

With respect to all matters related to this Agreement, the Fund shall comply with all applicable laws, rules and regulations, including, without limitation, all rules and regulations made or adopted pursuant to the 1933 Act, the 1934 Act, the 1940 Act, the regulations of FINRA and all other applicable federal and state laws, rules and regulations. The Fund shall provide to the Distributor such policies and procedures, and any amendments thereto, that it requires the Distributor to comply with in carrying out the services contemplated by this Agreement.

6.	Allocation of Expenses

a)

At its own expense, the Distributor shall finance any and all activities that it deems reasonable and to be primarily intended to result in the sale of Shares, including, but not limited to the costs and expenses of: (i) advertising and marketing; (ii) preparing, printing and distributing of any sales materials used by the Distributor in connection with offering Shares for sale as contemplated by this Agreement, including the additional cost of printing copies of Portfolio prospectuses and of annual and semi-annual reports to shareholders other than copies thereof required for distribution to current shareholders or for filing with the SEC and any other federal securities regulator; and (iii) the expenses of registration or qualification of the Distributor as a broker or dealer under applicable state and federal law, as well as the expenses of maintaining such registration or qualification.

b)

The Fund shall bear all fees and expenses related to the continuous offering of Shares, including those arising from: (i) fees and disbursements of its counsel and independent accounts; (ii) the preparation, printing and distribution of Portfolio prospectuses, statements of additional information, annual and interim reports and proxy materials in such number as is required for distribution to current shareholders and filing with the SEC and any other federal securities regulator; and (iii) the qualification of Shares for sale under the securities laws of states or other jurisdictions where Shares are sold at the direction of the Fund or upon recommendation of the Distributor, as agreed to by the Fund.

c)

The Fund shall be responsible for all fees and expenses related to, and for using its best efforts to effect all actions related to, as provided in Section 4(b) above, the qualification of Shares for sale under the so-called “blue sky” laws of states where Shares are sold at the direction of the Fund or upon recommendation of the Distributor, as agreed to by the Fund.

7.	Representations

a)	The Fund represents to the Distributor as follows, that:

i.

all registration statements regarding Shares and all Portfolio shareholder reports filed by the Fund with the SEC have been, and will continue to be, prepared in conformity with the requirements of the 1933 Act, the 1934 Act and the 1940 Act, as applicable, and all applicable rules and regulations of the SEC thereunder;

ii.

each registration statement, upon its effectiveness, and any shareholder report, upon its filing, will contain all statements required to be stated therein by the 1933 Act, the 1934 Act and the 1940 Act, as applicable, and all rules and regulations of the SEC; and

iii.

no registration statement, upon its effectiveness, and no shareholder report, upon its filing, will include any untrue statement of a material fact or any omission of a material fact without which the statements included there are misleading to a purchaser of Shares;

provided, however, that the foregoing representations and warranties shall not apply to any untrue statement of material fact or omission made in any Registration Statement or shareholder report in reliance upon and in conformity with any information furnished to the Fund by the Distributor or any affiliate thereof and used in preparation thereof.

b)

The Fund authorizes the Distributor and authorized Financial Intermediaries to use any prospectus or statement of additional information in the form furnished from time to time in connection with the sale of Shares and represented by the Fund as being the then-current form of prospectus or then-current form of statement of additional information.

8.	Indemnification

a)

Indemnification of Fund. The Distributor agrees to indemnify and hold harmless the Fund and each of its present or former directors, officers, employees, representatives and each person, if any, who controls or previously controlled the Fund within the meaning of Section 2 of the 1940 Act, against any and all losses, liabilities, damages, claims or expenses (including the reasonable costs of investigating or defending against any alleged loss, liability, damage, claims or expense and reasonable legal counsel fees incurred in connection therewith) to which the Fund or any such person may become subject under any statute, at common law, or otherwise, arising out of the acquisition of any Shares by any person which (i) may be based upon any wrongful act by the Distributor or any of the Distributor’s directors, officers, employees or representatives, or (ii) may be based upon any untrue statement or alleged untrue statement of a material fact contained in a Registration Statement, prospectus, shareholder report or other information covering Shares filed or made public by the Fund or any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission was made in reliance upon information furnished to the Fund by the Distributor. In no case (i) is the Distributor’s indemnity in favor of the Fund, or any person indemnified to be deemed to protect the Fund or such indemnified person against any liability to which the Fund or such person would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of his duties or by reason of his reckless disregard of his obligations and duties under this Agreement or (ii) is the Distributor to be liable under its indemnity agreement contained in this Paragraph with respect to any claim made against the Fund or any person indemnified unless the Fund or such person, as the case may be, shall have notified the Distributor in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim have been served upon the Fund or upon such person (or after the Fund or such person shall have received notice to such service on any designated agent.) However, failure to notify the Distributor of any such claim shall not relieve the Distributor from any liability which the Distributor may have to the Fund or any person against whom such action is brought otherwise than on account of the Distributor’s indemnity agreement contained in this Section.

b)

The Distributor shall be entitled to participate, at its own expense, in the defense, or, if the Distributor so elects, to assume the defense of any suit brought to endorse any such claim, but, if the Distributor elects to assume the defense, such defense shall be conducted by legal counsel chosen by the Distributor and satisfactory to the Fund and to the defendant or defendants who are entitled to such indemnification. In the event that the Distributor elects to assume the defense of any suit and retain legal counsel, the Fund and the defendant or defendants who are entitled to such indemnification, shall bear the fees and expenses of any additional legal counsel retained by them. If the Distributor does not elect to assume the defense of any such suit, the Distributor will reimburse the Fund and the defendant or defendants entitled to such indemnification for the reasonable fees and expenses of any legal counsel retained by them. The Distributor agrees to promptly notify the Fund of the commencement of any litigation of proceedings against it or any of its officers, employees or representatives in connection with the issue or sale of any Shares.

c)

Indemnification of the Distributor. The Fund agrees to indemnify and hold harmless the Distributor and each of its present or former directors, officers, employees, representatives and each person, if any, who controls or previously controlled the Distributor within the meaning of Section 2 of the 1940 Act, under any other statute, at common law, or otherwise, arising out of the acquisition of any Shares by any person which (i) may be based upon any wrongful act by the Fund or any of the Fund’s directors, officers, employees or representatives (other than the Distributor), or (ii) may be based upon any untrue statement or alleged untrue statement or a material fact contained in a Registration Statement, prospectus, shareholder report or other information covering Shares filed or made public by the Fund or any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading unless such statement or omission was made in reliance upon information furnished to the Fund by the Distributor. In no case (i) is the Fund’s indemnity in favor of the Distributor, or any person indemnified to be deemed to protect the Distributor or such indemnified person against any liability to which the Distributor or such person would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of his duties or by reason of his reckless disregard of his obligations and duties under this Agreement or (ii) is the Fund to be liable under its indemnity agreement contained in this Section with respect to any claim made against the Distributor or person indemnified unless the Distributor, or such person, as the case may be, shall have notified the Fund in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the Distributor or upon such person (or after the Distributor or such person shall have received notice of such service on any designated agent.) However, failure to notify the Fund of any such claim shall not relieve the Fund from any liability which the Fund may have to the Distributor or any person against whom such action is brought otherwise than on account of the Fund’s indemnity contained in this Section.

d)

The Fund shall be entitled to participate, at its own expense, in the defense, or, if the Fund so elects, to assume the defense of any suit brought to enforce any such claim, but if the Fund elects to assume the defense, such defense shall be conducted by legal counsel chosen by the Fund and satisfactory to the Distributor and to the defendant or defendants entitled to such indemnification. In the event that the Fund elects to assume the defense of any suit and retain legal counsel, the Distributor and the defendant or defendants entitled to such indemnification, shall bear the fees and expenses of any additional legal counsel retained by them. If the Fund does not elect to assume the defense of any such suit, the Fund will reimburse the Distributor and the defendant or defendants entitled to such indemnification for the reasonable fees and expenses of any legal counsel retained by them. The Fund agrees to promptly notify the Distributor of the commencement of any litigation or proceedings against it or any of its directors, officers, employees, or representatives in connection with the issue or sale of any Shares.

9.	Confidentiality; Cybersecurity

a)

The Fund and the Distributor, and the affiliates of each, may have access to, and shall keep confidential, any and all information relating to the other party’s business (“Confidential Information”). Confidential Information shall include, without limitation: (a) any data or information that is material and nonpublic or otherwise competitively sensitive material, and not generally known to the public, including, but not limited to, information about marketing strategies, trading strategies, customer relationships, customer profiles, customer lists, sales estimates, business plans, non-public performance results, or portfolio holdings; (b) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (c) all information within the meaning of term “nonpublic personal information” as defined in Regulation S-P or a successor regulation.

b)

The Fund and the Distributor each agree to not disclose or use Confidential Information other than in the course of ordinary business as necessary carry out the activities contemplated by this Agreement. Prior to any disclosure of Confidential Information as required by law, each of the Fund and the Distributor will notify the other party of any actual or threatened legal compulsion of disclosure and any actual legal obligation of disclosure immediately upon becoming so obligated and cooperate with the other party’s reasonable, lawful efforts to resist, limit or delay disclosure. Information shall not be subject to the confidentiality established by this Agreement if it is: (a) in the public domain; (b) known to a party prior to the time of disclosure by the other party; (c) lawfully and rightfully disclosed to a party by a third party on a non-confidential basis; (d) developed by a party without reference to Confidential Information; or (e) required to be disclosed by law.

c)

Each of the Fund and the Distributor represent that it has adopted policies and procedures related to the protection of non-public personal information pursuant to Regulation S-P, and will comply with Regulation S-P in all material respects, including, but not limited to: the obligation to provide appropriate administrative, technical and physical safeguards reasonably designed to insure the security and confidentiality of customer records and information; to protect against any anticipated threats or hazards to the security or integrity of customer records and information; and to protect against unauthorized access to or use of customer records or information that could result in substantial harm or inconvenience to any customer.

d)

The Distributor agrees to implement and maintain policies and procedures reasonably designed to prevent, detect and respond to cybersecurity threats and to implement such internal controls and other safeguards as are necessary to prevent any unauthorized use of the Fund’s recordkeeping systems, and those of its transfer agent, accessed via any computer hardware or software provided to the Distributor by the Fund, its transfer agent and/or their affiliates.

10.	Anti-Money Laundering

The Distributor represents and warrants to the Fund that it has established and maintains, and will continue to maintain and operate, an anti-money laundering program and/or procedures, including the Fund’s Customer Identification Procedures (the “AML Program”) that is reasonably designed to prevent and detect money laundering activities and to comply with all applicable laws, rules and regulations including all applicable provisions of the Bank Secrecy Act and the USA PATRIOT Act of 2001, as well as the regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”).

11.	Term

a)

This Agreement will become effective as of January 1, 2019 and, unless sooner terminated as provided herein, shall continue in effect until December 31, 2019. This Agreement shall thereafter continue from year to year, provided such continuance is specifically approved at least annually by (a) the Fund’s board of directors, or (b) a vote of a majority (as defined in the 1940 Act) of the outstanding voting securities of the Fund, provided that in either event the continuance is also approved by the majority of the directors of the Fund who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party, by vote cast in person at a meeting called for the purpose of voting on such approval. The Distributor shall furnish to the Fund, promptly upon its request, such information as may be reasonably necessary to evaluate the terms of this Agreement or any extension, renewal or amendment thereof.

b)

This Agreement is terminable with respect to each Portfolio, without penalty, on not less than sixty (60) days’ written notice, by the Fund’s board of directors, by vote of a majority (as defined in the 1940 Act) of the outstanding voting securities of such Portfolio, or by the Distributor. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act). Upon termination, the obligations of the parties under this Agreement shall cease except for unfulfilled obligations and liabilities arising prior to termination and the provisions of Sections 2, 6, 8, 9(a) and 9(b) hereof.

12.	Independent Contractor

In performing the services contemplated by this Agreement, the Distributor shall be an independent contractor and neither the Distributor, nor any of its officers, directors, employees or representatives is or shall be an employee of the Fund in the performance of the Distributor’s responsibilities under this Agreement. The Distributor shall be responsible for its own conduct and the employment, control and conduct of its employees and agents and for any injury to such employees or agents or to others through its employees or agents. The Distributor assumes full responsibility for its employees and agents under all applicable law and agrees to pay all employee taxes thereunder.

13.	Limitation of Liability

References to the Fund and the directors of the Fund refer respectively to the Fund created by the Articles of Incorporation and the directors as directors but not individually or personally. The Articles of Incorporation establishing the Fund is filed with the Secretary of State of the State of Minnesota. All parties to this Agreement acknowledge and agree that any and all liabilities of the Fund arising, directly or indirectly, under this Agreement will be satisfied solely out of the assets of the Fund and that no director, officer or shareholder shall be personally liable for any such liabilities. All persons dealing with a Portfolio must look solely to the property belonging to such Portfolio for the enforcement of any claims against the Fund.

14.	Miscellaneous

a)

No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which an enforcement of the change, waiver, discharge or termination is sought.

b)

This Agreement shall be governed by the laws of the State of Delaware as in effect as of the date hereof and the applicable provisions of the 1940 Act. To the extent that the applicable law of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

c)	This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

15.	Notices

Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage paid to such address as may be designated for the receipt of such notice. Until further notice, it is agreed that the address of the Fund shall be 625 Fourth Avenue South, Minneapolis, MN 55415, Attention: President, Thrivent Series Fund, Inc., with a copy to Secretary for Thrivent Series Fund, Inc., and that of the Distributor shall be 625 Fourth Avenue South, Minneapolis, MN 55415, Attention: President, Thrivent Distributors, LLC, with a copy to Secretary for Thrivent Distributors, LLC.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

THRIVENT SERIES FUND, INC.

By: /s/ David S. Royal
Name: David S. Royal
Title: President

THRIVENT DISTRIBUTORS, LLC

By: /s/ Troy A. Beaver
Name: Troy A. Beaver
Title: Chief Executive Officer

SCHEDULE I

Thrivent Aggressive Allocation Portfolio

Thrivent Balanced Income Plus Portfolio

Thrivent Diversified Income Plus Portfolio

Thrivent Government Bond Portfolio

Thrivent Growth and Income Plus Portfolio

Thrivent High Yield Portfolio

Thrivent Income Portfolio

Thrivent Large Cap Growth Portfolio

Thrivent Large Cap Index Portfolio

Thrivent Large Cap Stock Portfolio

Thrivent Large Cap Value Portfolio

Thrivent Limited Maturity Bond Portfolio

Thrivent Low Volatility Equity Portfolio

Thrivent Mid Cap Index Portfolio

Thrivent Mid Cap Stock Portfolio

Thrivent Moderate Allocation Portfolio

Thrivent Moderately Aggressive Allocation Portfolio

Thrivent Moderately Conservative Allocation Portfolio

Thrivent Money Market Portfolio

Thrivent Multidimensional Income Portfolio

Thrivent Opportunity Income Plus Portfolio

Thrivent Partner All Cap Portfolio

Thrivent Partner Emerging Markets Equity Portfolio

Thrivent Partner Growth Stock Portfolio

Thrivent Partner Healthcare Portfolio

Thrivent Partner Worldwide Allocation Portfolio

Thrivent Real Estate Securities Portfolio

Thrivent Small Cap Growth Portfolio

Thrivent Small Cap Index Portfolio

Thrivent Small Cap Stock Portfolio